UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 11, 2008
LAM RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-12933 (Commission File Number)	94-2634797 (IRS Employer Identification Number)
4650 Cushing Parkway
Fremont, California 94538
(Address of principal executive offices including zip code)
(510) 572-0200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

2.01 Completion of Acquisition or Disposition of Assets.
On March 11, 2008, Lam Research Corporation (“Lam Research”) completed its previously announced acquisition of SEZ Holding AG (“SEZ”), the leading supplier of single-wafer clean technology and products to the global semiconductor manufacturing industry. The acquisition was effected upon the completion of a tender offer for the outstanding shares of SEZ as well as the satisfaction of other conditions to closing. Upon the completion of the tender, Lam Research acquired approximately 95% of the outstanding shares of SEZ. Lam Research expects to take additional steps as necessary to acquire the SEZ shares that remain outstanding.
The tender offer was conducted pursuant to the terms of a Transaction Agreement entered into on December 10, 2007 by and between Lam Research and SEZ (the “Transaction Agreement”). Under the terms of the Transaction Agreement, Lam Research acquired all shares of SEZ that were tendered in the offer at a price of CHF 38 per share in cash, for a total price of CHF 606 million, which approximates US$584 million at the current exchange rate. Net of cash acquired, the purchase price approximates US$457 million.
The foregoing description of the Transaction Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement which was filed as Exhibit 10.110 to Lam Research’s Current Report on Form 8-K filed on December 14, 2007.
Item 9.01 Financial Statements and Exhibits
     (a) Financial Statements of Business Acquired
The financial statements that are required pursuant to this Item 9.01(a) will be filed by amendment not later than 71 calendar days after the date that this initial report on Form 8-K was required to be filed.
     (b) Pro Forma Financial Information
The pro forma financial information that is required pursuant to this Item 9.01(b) will be filed by amendment not later than 71 calendar days after the date that this initial report on Form 8-K was required to be filed.
     (d) Exhibits:

Exhibit No.	Document
10.110*	Transaction Agreement dated December 10, 2007 by and between Lam Research and SEZ Holding AG

*	Incorporated by reference from the Current Report on Form 8-K filed on December 14, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 17, 2008

LAM RESEARCH CORPORATION
By:	/s/ George M. Schisler, Jr.
George M. Schisler, Jr.
Vice President, General Counsel and Secretary